UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 16, 2004

                               CHIRAL QUEST, INC.
               (Exact Name of Registrant as Specified in Charter)

        Minnesota                  33-13058-C                    58-1486040
(State or Other Jurisdiction       (Commission                  (IRS Employer
     of Incorporation)             File Number)              Identification No.)

    Princeton Corporate Plaza
     7 Deer Park Drive, Suite E                                      08852
        Monmouth Junction, NJ                                      (Zip Code)
(Address of Principal Executive Offices)

        Registrant's telephone number, including area code: 732-274-0399

          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

      On April 16, 2004, the Company announced that Alan D. Roth, Ph.D., the Company's President, Chief Executive Officer and Chief Financial Officer, recently resigned from those positions. Dr. Roth also resigned from the Company's board of directors. Dr. Roth will continue to be employed by the Company until June 30, 2004, or such earlier date as Dr. Roth determines, in order to assist the Company as it transitions to a new chief executive officer. During this transition period, Dr. Roth will continue to receive his annualized base salary of $240,000. In connection with his separation, the Company has agreed to pay Dr. Roth a severance fee of $375,000, less the amount of salary paid to him during the remaining period of his employment. Dr. Roth has also agreed to terminate all of his outstanding stock options.

      The Company has immediately begun searching for Dr. Roth's replacement. Ronald Brandt, the Company's current Vice President of Business Development, will serve as the Company's interim chief executive officer until the Company has found Dr. Roth's successor. Additionally, Yaping Hong has been appointed to serve as the Company's interim chief operating officer and Brian Lenz has been appointed interim chief financial officer. Mr. Hong has been with the Company since June 2003 serving as its Director of Process Research and Development. Brian Lenz has served as the Company's controller since joining the Company in October 2003 and as its secretary since January 2004.

      A copy of the Separation Agreement between Dr. Roth and the Company is attached hereto as Exhibit 10.1. The Registrant's press release dated April 16, 2004, which is attached to this Current Report on Form 8-K as Exhibit 99.1, is incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   Exhibits

      10.1 Separation Agreement dated effective as of April 2, 2004 between Dr. Alan Roth and the Company.

      99.1  Company's press release dated April 16, 2004.

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CHIRAL QUEST, INC.

Date:  April 19, 2004                   By: /s/ Brian Lenz
                                           -------------------------------------
                                           Brian Lenz
                                           Interim Chief Financial Officer


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                                  EXHIBIT INDEX

10.1 Separation Agreement dated effective as of April 2, 2004 between Dr. Alan Roth and the Company.

99.1  Company's press release dated April 16, 2004.